Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Gregory J. Lynch, Michael H. Altman, Joshua B. Erekson, Kelly Teelin, Chad Kolean and Christina Blakley, each acting singly, to execute and file on the undersigned's behalf a Form ID and all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Cellectar Biosciences, Inc. The authority of Gregory J. Lynch, Michael H. Altman, Joshua B. Erekson, Kelly Teelin, Chad Kolean and Christina Blakley under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Cellectar Biosciences, Inc. unless earlier revoked in writing. The undersigned acknowledges that Gregory J. Lynch, Michael H. Altman, Joshua B. Erekson, Kelly Teelin, Chad Kolean and Christina Blakley are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned’s filing obligations with respect to securities of Cellectar Biosciences, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: April 18, 2017	Signed:	/s/ Douglas J. Swirsky

	Print Name:	Douglas J. Swirsky